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                                 SCHEDULE 14A
                           SCHEDULE 14A INFORMATION
                 PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

                               ----------------

Filed by the Registrant [x]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Definitive Proxy Statement
[x] Definitive Additional Materials
[ ] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

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                         SANTA FE PACIFIC CORPORATION
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                         SANTA FE PACIFIC CORPORATION
                (NAME OF PERSON(S) FILING PROXY STATEMENT)

                               ----------------

Payment of Filing Fee (Check the appropriate box):(/1/)

[ ] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).
[x] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
  1) Title of each class of securities to which transaction applies: Santa Fe Pacific Corporation common stock, par value $1.00 per share.
  2) Aggregate number of securities to which transaction applies: 186,523,992 shares of Santa Fe Pacific Corporation common stock.
  3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: $52 3/8(/2/)
  4) Proposed maximum aggregate value of transaction: $2,637,682,402(/2/)

(/1/) The filing fee previously was paid with the initial filing of the preliminary proxy materials on August 8, 1994.

(/2/) For purposes of calculating the filing fee only. Upon consummation of the Merger, each outstanding share of Santa Fe Pacific Corporation common stock, par value $1.00 per share, would have been converted into the right to receive 0.27 shares of Burlington Northern Inc. common stock, no par value. The proposed maximum aggregate value of the transaction described in the preliminary proxy materials is equal to one-fiftieth of one percent of $2,637,682,402 (calculated based on the number of shares of Santa Fe Pacific Corporation common stock outstanding as of June 30, 1994, the average of the high and low reported prices of Burlington Northern Inc. common stock on August 5, 1994 and the exchange ratio of 0.27).

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  1) Amount Previously Paid: ..........
  2) Form, Schedule or Registration
     Statement No.: ...................
  3) Filing Party: ....................
  3) Date Filed: ......................

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                    [LOGO OF SANTA FE PACIFIC CORPORATION]

                              LARGE SHAREHOLDERS
                             BACK THE BN-SF MERGER

Alleghany Corporation, which owns approximately 13.5 million shares of Santa Fe and is the Company's largest shareholder, and Mr. George McFadden, who owns approximately 1.8 million shares of Santa Fe, publicly support the Burlington Northern-Santa Fe merger. On February 7, 1995, you too will have the opportunity to vote on the merger. Your Board believes the merger is in your best interests and unanimously recommends you vote FOR the combination. Here's what these two large shareholders think:

"The proposed merger represents, in our view, an attractive opportunity for Santa Fe stockholders to participate in the long-term growth of the Santa Fe and the enhanced value of the combined Santa Fe/Burlington Northern."*

John J. Burns, Jr., President and CEO of Alleghany Corporation,
             owner of approximately 13.5 million shares (7.2%), as quoted in Alleghany press release, Jan. 24, 1995.

"Our reaction is that Burlington still has the winning hand.... I think
Burlington and Santa Fe should keep the throttle wide open to the Feb. 7 shareholders meeting."*

             George McFadden, owner of approximately
                 1.8 million Santa Fe shares (0.9%),
as quoted in The Wall Street Journal, Jan. 20, 1995.

SIGNIFICANT UPSIDE POTENTIAL. A merger between Burlington Northern and Santa Fe affords shareholders the opportunity to participate in the substantial upside potential of the combined company. The merger will enhance the already strong earnings power of the two companies and is expected to result in operating benefits of approximately $560 million per year when revenue growth and cost savings are fully realized.

TAX-FREE OPTION. The merger between Burlington Northern and Santa Fe offers shareholders a tax-free option. Any Santa Fe shares not purchased for cash will be exchanged for shares of Burlington Northern stock in a tax-free transaction.

UNION PACIFIC'S INFERIOR PROPOSAL. Take a look at what Union Pacific calls a "dramatic improvement" to its offer:

        . A LESS THAN 5% PREMIUM to the closing market price of Santa Fe stock on the day before Union Pacific announced its revised bid.

        . A FULLY TAXABLE TRANSACTION whether or not you tender your shares to Union Pacific.

        . A price WELL BELOW THE UPSIDE POTENTIAL of the Burlington Northern-
          Santa Fe combination.

        . EXTRAORDINARY CONTINGENCIES including a requirement that at least 90% of Santa Fe's outstanding shares be tendered to Union Pacific.

Your Board strongly believes the Burlington Northern-Santa Fe merger is the best deal for Santa Fe shareholders. This merger gives you the best value for your shares and a tax-free option to participate as an investor in the nation's largest railroad company with excellent prospects for future growth.

*Permission to use this quotation has been granted.

                              VOTE FOR THE MERGER
                                   ---
              ON THE WHITE PROXY CARD WITH THE BLUE STRIPE TODAY.
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                                                                January 26, 1995
                                   IMPORTANT
Please make sure your latest dated proxy is a WHITE card with a BLUE STRIPE voting FOR the Burlington Northern-Santa Fe merger. A FAILURE TO VOTE WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER. If you have any questions or need assistance voting your Santa Fe shares, please call either of our proxy solicitors.

             D.F. King & Co., Inc. at 1-800-697-6974 (toll-free)
                                      or
            MacKenzie Partners, Inc. at 1-800-322-2885 (toll-free)